SUB-ITEM 77-E   LEGAL
PROCEEDINGS
Since October 2003,
Federated and related
entities (collectively, "Federated")
and various
Federated-sponsored mutual funds
(Funds) have been named as
defendants in several class
action
lawsuits now pending in the
United States District Court
 for the District of Maryland.
The lawsuits were
purportedly filed on behalf
of people who purchased, owned
and/or redeemed shares of certain
 Funds
during specified periods
beginning November 1, 1998.
The suits are generally similar
in alleging that
Federated engaged in illegal
and improper trading practices
including market timing and late
trading in
concert with certain institutional
traders, which allegedly caused
financial injury to the mutual
fund
shareholders. Federated without
admitting the validity of any
claim has reached a preliminary
settlement
with the Plaintiffs in these
cases. Any settlement would have
to be approved by the Court.
     Federated entities have
also been named as defendants
in several additional lawsuits
that are now
pending in the United States
District Court for the Western
District of Pennsylvania. These
lawsuits have
been consolidated into a single
action alleging excessive advisory
fees involving one of the Funds.
     The Board of the Funds
retained the law firm of Dickstein
Shapiro LLP to represent the Funds
in
each of the lawsuits described
in the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
none of the Funds remains a
defendant in
any of the lawsuits. Additional
lawsuits based upon similar
allegations may be filed in the
future. The
potential impact of these lawsuits,
all of which seek monetary damages,
attorneys' fees and expenses,
and future potential similar suits
is uncertain. Although we do not
believe that these lawsuits will have
a
material adverse effect on the Funds,
there can be no assurance that these
suits, ongoing adverse
publicity and/or other developments
resulting from the allegations in
these matters will not result in
increased redemptions, or reduced
sales of shares of the Funds or other
adverse consequences for the
Funds.